Exhibit 99.1

News Release	Contact: Media:	Miles Russell +44 20 31247 446 Email: Miles.Russell@willis.com

	Investors:	Peter Poillon +1 212 915 8084 Email: Peter.Poillon@willis.com

Willis Group Holdings appoints John Greene to succeed Michael Neborak as

Group Chief Financial Officer

NEW YORK, March 25, 2014 – Willis Group Holdings plc (NYSE:WSH), the global risk adviser, insurance and reinsurance broker, has announced today that it has appointed John Greene as Group Chief Financial Officer.

Greene joins Willis after more than eight years with HSBC Holdings, where he currently serves as Chief Financial Officer for their global Retail Bank and Wealth Management business. Greene will report to Willis Group CEO Dominic Casserley. He will succeed Michael Neborak, who was appointed Group Chief Financial Officer in 2010.

Earlier in his career with HSBC Holdings, John was CFO for HSBC Insurance and CFO for the Consumer & Mortgage Lending business. Prior to HSBC, he was with GE for twelve years in various roles including CFO for GE Global Business Finance. He is a graduate of the State University of New York at Oswego and Northwestern University’s Kellogg School of Management.

Commenting on the appointment, Casserley said: “John Greene brings extraordinary financial management experience to the executive team at Willis. He will work alongside leaders across our company to implement the growth strategy that we announced at our investor day last July. I am delighted to welcome John to Willis.”

Casserley continued, “I want to thank Mike Neborak for his leadership of our finance team and great service to the firm over the past four years. I am grateful to him for continuing to lead the function through this coming period of transition before moving on to his next opportunity.”

John Greene said: “I am thrilled to join the Willis team. I look forward to playing my part in helping the Group execute its strategic goals of quality client service and long-term performance for shareholders.”

Greene will join Willis on or before June 2, 2014.

About Willis

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. With roots dating to 1828, Willis operates today on every continent with more than 18,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.